EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between iCardia Healthcare Corporation (the “Company”), and David Stanley (the “Executive”), and will be effective as of the Effective Date (defined in Paragraph 1(a) below).

In consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

1.  Employment.

(a)  Effectiveness. The Company hereby employs the Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement, effective January 1, 2006 (such day being the “Effective Date”).

(b)  Term. The term of employment of the Executive by the Company pursuant to this Agreement (the “Employment Period”) shall commence as of the Effective Date and, except as otherwise set forth in Paragraph 4, shall end on the third anniversary of the Effective Date. Upon the expiration of the Employment Period, the term of employment may be renewed on terms mutually agreeable to the parties (a “Renewal Term”).

2.  Position and Duties.

(a)  Positions. The Company shall employ the Executive during the Employment Period in the position of President and Chief Executive Officer of the Company and shall elect the Executive to serve as Chairman of the Board of Directors (the “Board”) of the Company. The Executive shall report directly to the Board.

(b)  Responsibilities. During the Employment Period, the Executive shall have primary responsibility and authority (subject to the terms of this Agreement) for the long-term planning, strategic direction, general management, administration and day-to-day operations of the Company's business, including, but not limited to: personnel selection and termination; compensation levels and titles for all employees; recruiting and training; allocation of resources and time management; customer selection and rejection; and accounting, billing and invoicing standards and policies. The Executive shall perform his duties hereunder in a competent and professional manner, faithfully and to the best of his abilities, and shall devote substantially all of his business time to the performance of his duties hereunder. Notwithstanding the foregoing, the Executive may (i) engage in various professional, charitable, civic, community, religious or other activities, and (ii) manage his personal investments or financial affairs, provided neither such activities nor management significantly interfere with the performance of the Executive’s business duties hereunder.

Exhibit 10.1
Page 1 of 8 Pages

3.  Compensation.

(a)  Annual Base Salary. The Company shall pay the Executive a base salary at a rate of not less than $160,000 per annum (“Base Salary”), payable in accordance with the Company’s regular payroll practices from time to time in effect. The Board, in its sole discretion, may increase the Base Salary on an annual basis. The Base Salary shall not be reduced, and the term Base Salary shall refer hereafter to the Base Salary as it may be increased from time to time.

(b) Bonus. The Company agrees to provide the Executive an annual targeted bonus of fifteen (15%) to forty percent (40%) of the Base Salary, based upon performance criteria to be mutually agreed upon by the Executive and the Board. Bonuses for each fiscal year will be payable within 30 days after completion of the audit of the Company’s financial statements for that fiscal year. For the first year of this Agreement, Executive shall receive a minimum bonus of $40,000 (25%) guaranteed by the Company, and paid out monthly or quarterly. In the event that Executive’s employment terminates pursuant to Paragraphs 4(d) or 4(f) during a fiscal year, the bonus for that fiscal year will be the targeted bonus for such fiscal year, payable within 30 days of such termination.

(c) Options. The Company will grant 240,000 options to the Executive on the Effective Date. All options will be issued under the Company’s Long-Term Incentive Plan, a copy of which has been provided to Executive. The options will carry a purchase price of $.50 per share. Those options will vest as follows: Twenty-five percent (25%) of the shares subject to the option will vest on the first anniversary of the grant date. The remainder of the options shall vest on a monthly basis, beginning on the last day of the first month coincident with the first anniversary of the date of grant and ending on the last day of the month preceding the third anniversary of the grant date; provided, however, the options will vest immediately upon termination of employment by Executive for “Good Reason” as described in Section 4(d).

(d) Benefits. During the Employment Period, the Company shall:

(i)  include the Executive in such perquisites as the Company may establish from time to time that are commensurate with his position, including, but not limited to providing the Executive with an automobile allowance of $600.00 per month.

(ii)  provide the Executive with four (4) weeks paid vacation per fiscal year of the Company.

(iii)  permit the Executive to participate in such other various fringe benefit programs, policies and plans which the Company may establish and maintain for its executive employees, including, but not limited to, group life insurance, short-term and long-term disability insurance, savings, pension, retirement, 401(k) or profit sharing plans, subject to the terms of such programs, policies or plans.

Exhibit 10.1
Page 2 of 8 Pages

(e) Expense Reimbursement. During the Employment Period, the Company shall pay or reimburse the Executive for all reasonable business-related expenses incurred by him in the performance of his duties hereunder. The Executive shall submit appropriate invoices for all expenses for which he seeks reimbursement. The Company will reimburse the Executive for all such expenses upon the presentation by him of an itemized account of such expenditures, together with supporting receipts and other appropriate documentation.

4.  Termination of Employment. The Executive’s services shall terminate upon the first to occur of the following events:

(a)  Upon the expiration of the Employment Period without the written agreement of both parties to renew the term. If the Company does not renew the term of employment, Executive shall be entitled to the continuation of his Base Salary plus the bonus amount as described in section 3(b) for a period of time equal to six months (the “Salary Continuation Period”). The amount due hereunder shall be payable in accordance with the Company’s payroll policy from time to time in effect. The Executive shall also, during the Salary Continuation Period, be entitled to the continuation of all benefits set forth in Paragraph 3(d) of this Agreement.

(b)  Upon the Executive’s date of death or the date the Executive is given written notice that he has been determined to be disabled by the Company. The Executive shall be deemed to be “disabled” if he is unable, even with reasonable accommodation, to perform regularly his duties hereunder by reason of illness or incapacity for a period of more than six (6) months, whether or not consecutive, in any twelve (12) month period. A termination of the Executive's employment by the Company for disability shall be communicated to the Executive by written notice and shall be effective on the thirtieth (30th) calendar day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of his duties before such thirtieth (30th) calendar day.

(c)  On the date the Company provides the Executive with written notice that he is being terminated for “Cause.” For purposes of this Agreement, Cause shall mean (i) the Executive’s admission, confession, plea of “guilty” or “no contest” to or conviction in a court of law of any felony involving misuse or misappropriation of money or other property, (ii) a willful act by the Executive, which constitutes gross misconduct or fraud, or (iii) a material and willful breach by the Executive of the duties and responsibilities of the Executive hereunder (other than as a result of incapacity due to physical or mental illness) or any willful breach by the Executive of any material term of this Agreement, in each case if such breach is not cured within thirty (30) calendar days after written notice thereof to the Executive by the Company. No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Company. A termination of the Executive’s employment for Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice (“Notice of Cause for Termination”) of its intention to terminate the Executive’s employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Board Meeting for Cause. The “Board Meeting for Cause” means a meeting of the Board at which the Executive’s termination for Cause will be considered, that takes place not less than ten (10) and not more than twenty (20) business days after the Executive receives the Notice of Cause for Termination. The Executive shall be given an opportunity, together with counsel, to be heard at the Board Meeting for Cause. The Executive’s termination for Cause shall be effective when and if a resolution is duly adopted at the Board Meeting for Cause by a two-thirds vote of the entire membership of the Board of the Company, stating that in the good faith opinion of the Board of the Company, the Executive conducted himself as described in the Notice of Cause for Termination, and that such conduct constitutes Cause under this Agreement.

Exhibit 10.1
Page 3 of 8 Pages

(d)  On the date the Executive terminates his employment for “Good Reason.” For purposes of this Agreement, “Good Reason” means:

(i)  the assignment to the Executive of any duties materially inconsistent in any respect with Paragraph 2 of this Agreement, or any other action by the Company that results in a diminution in the Executive’s position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company within thirty (30) days after receipt of notice thereof from the Executive;

(ii)  any breach of this Agreement by the Company that is not remedied by the Company within thirty (30) days after receipt of notice thereof from the Executive;

(iii)  any failure by the Company to comply with any provision of Paragraph 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Company within thirty (30) days after receipt of notice thereof from the Executive;

(iv)  any purported termination of the Executive’s employment by the Company for a reason or in a manner not expressly permitted by this Agreement; or

(v)  the resignation by the Executive following a "Change in Control”. A "Change in Control" shall be deemed to occur on the earliest of (a) the completion of the acquisition by any entity, person, or group (other than Primedical International, Inc. (“Primedical”) and/or any subsidiary directly or indirectly owned or controlled by Primedical or any such subsidiary) (the “Primedical Group”) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 50% of the outstanding capital stock of the Company entitled to vote for the election of directors ("Voting Stock"); (b) the consummation by any entity, person, or group (other than a member of the Primedical Group) of a tender offer or an exchange offer for more than 50% of the outstanding Voting Stock of the Company; (c) the effective time of (1) a merger or consolidation of the Company with one or more corporations (other than a member of the Primedical Group) as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such merger hold less than 50% of the Voting Stock of the surviving or resulting corporation, or (2) a transfer of substantially all of the property or assets of the Company other than to a member of the Primedical Group; and (d) the election to the Board, without the recommendation or approval of the incumbent Board, of directors constituting a majority of the number of directors of the Company then in office.

Exhibit 10.1
Page 4 of 8 Pages

A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination within three (3) months of the event constituting Good Reason (six (6) months in the event of a Change in Control), setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth (5th) business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than thirty (30) business days after the notice is given).

(e)  On the date the Executive terminates his employment for any reason (other than for Good Reason as defined in Paragraph 4(d)), provided that the Executive shall give the Company thirty (30) days written notice prior to such date of his intention to terminate this Agreement.

(f)  On the date the Company terminates the Executive’s employment for any reason, other than a reason otherwise set forth in this Paragraph 4, provided that the Company shall give the Executive thirty (30) days written notice prior to such date of its intention to terminate this Agreement.

5.  Consequences of Termination of Employment Period. If the Executive’s services are terminated pursuant to Paragraph 4, the Executive shall be entitled to the continuation of his salary through his final date of active employment, plus any accrued but unused vacation pay. The Executive also shall be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or required under any death, insurance or retirement plan, program or agreement provided by the Company to which the Executive is a party or in which the Executive is a participant including, but not limited to, any short term or long term disability plan or program, if applicable. In addition to the salary and benefits set forth above, if the Executive’s employment is terminated prior to the end of the Employment Period, other than pursuant to Paragraph 4(b), 4(c) or 4(e), the Executive (or his estate which shall receive all payments otherwise owed to the Executive hereunder) shall (A) vest in any options otherwise unvested under Paragraph 3(c) and (B) shall be entitled to the continuation of his Base Salary plus the bonus amount as described in section 3(b) for a period of time equal to six months (the “Salary Continuation Period”). The amount due hereunder shall be payable in accordance with the Company’s payroll policy from time to time in effect. The Executive shall also, during the Salary Continuation Period, be entitled to the continuation of all benefits set forth in Paragraph 3(d) of this Agreement.

Exhibit 10.1
Page 5 of 8 Pages

6.  Confidentiality and Non Competition.  Confidential Information shall be exchanged between the parties in the course of this agreement and as such shall remain at all times the property of the Company. Except as expressly permitted by the terms of this Agreement, the Executive shall not disclose the Company’s Information to any third party outside the due course of business unless previously agreed in writing by the Company or required to do so by law. The Executive does not acquire any rights to the Information disclosed to it under this Agreement, shall not use it for any purpose other than the Agreed Purpose and shall use the same degree of care as it uses to protect its own strictly confidential information to prevent the unauthorized use, dissemination or publication of the Company’s Information.

During the Non-Compete Period (as defined below), the Executive will not, either directly or indirectly, solely or jointly with any other individual or individuals or entity or entities, whether or not engaged in business for profit, as a consultant, advisor, individual proprietor, partner, shareholder, member, director, manager, officer, joint venturer, investor, lender or in any other capacity, compete with iCardia.

“Non-Compete Period” means the period commencing on the date of signature of this Agreement, and continuing through for a one (1) year period immediately following the termination or expiration of this agreement. Should this Agreement be terminated prior to the first anniversary of the Effective Date, then the Non-Compete Period shall in such case be reduced to a period of six (6) months following termination of this agreement.

7.  Federal and State Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal and state withholding taxes in accordance with the Executive’s Form W-4 on file with the Company and all applicable social security and Medicare taxes.

8.  Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after deposit in the United States mail, certified and return receipt required, postage prepaid, addressed: (a) if to the Executive, to the most recent address then shown on the employment records of the Company, and if to the Company, to Herbert Ochtman, Primedical International Inc., 239 Bradley Street, New Haven, CT 06510 or (b) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Exhibit 10.1
Page 6 of 8 Pages

10.  Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding between the parties and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

11.  Successors and Assigns. This Agreement shall be enforceable by the Executive and the Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and permitted assigns. Any successor or permitted assign of the Company shall be required to assume by instrument delivered to the Executive the liabilities of the Company hereunder. This Agreement shall not be assigned by the Company other than to a successor pursuant to a merger, consolidation, reorganization or transfer of all or substantially all of the capital stock or assets of the Company.

12.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without reference to its conflict of law provisions.

13.  Dispute Resolution. Any and all disputes between the parties arising under this Agreement initially shall be referred by the parties to non-binding mediation for resolution. If such mediation is unsuccessful in resolving any such dispute, the parties agree to submit the dispute to final and binding arbitration. The arbitration shall be administered by and conducted pursuant to the JAMS Employment Arbitration Rules and Procedures. The decision of the arbitrator(s) shall be final and may be recorded as a judgment in a court of competent jurisdiction. The arbitrator shall have no authority to add to, modify, change or disregard any lawful term of this Agreement. Any decision by the arbitrator must be supported by findings of fact and conclusions of law. The arbitrator’s findings of fact must be supported by substantial evidence on the record as a whole and the conclusions of law and any remedy must be consistent with and provided for under the laws of the State of Illinois or federal law.

14.  Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. A waiver of a breach on any one occasion will not be construed as a waiver of any other breach.

15.  Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

16.  Indemnification. To the fullest extent permitted by law, the Company agrees to indemnify the Executive against, and to hold the Executive harmless from any and all claims, lawsuits, losses, damages, assessments, penalties, expenses, costs and liabilities of any kind or nature, including without limitation, court costs and attorneys’ fees, which the Executive may sustain directly as a result of, or in connection with, the Company’s breach or violation of any provision of this Agreement or any other act or omission by the Company or its employees or any suit or other proceeding brought by a third party (including but not limited to governmental or regulatory agencies or bodies) in connection with the foregoing or in connection with any act or omission of the Executive while he was employed or serves as an officer or director of the Company or any affiliate thereof, unless such claim, lawsuit, loss, damage, assessment, penalty, expense, cost or liability is the result of the Executive’s gross negligence or willful misconduct.

Exhibit 10.1
Page 7 of 8 Pages

17.  Attorneys’ Fees. The Company agrees to reimburse the Executive for attorney’s fees and expenses incurred by the Executive in connection with the negotiation, preparation, and review of this Agreement. In addition, the Company agrees to pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of the Executive seeking to obtain or enforce any right or benefit set out in this Agreement or by any other plan or arrangement maintained by the Company under which the Executive may be entitled to receive benefits.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

iCardia Healthcare Corporation	EXECUTIVE:

By: /s/ Harry L. Platt	/s/ David Stanley
Its: Chief Executive Officer	David Stanley

Exhibit 10.1
Page 8 of 8 Pages